EXHIBIT 99.1

                      PETMED EXPRESS, INC. CONFERENCE CALL
                           QUARTER 1 FINANCIAL RESULTS
                                  July 26, 2004
                                  8:30 a.m. EDT

     Coordinator           Welcome to the PetMed Express, Inc., doing business
                           as 1-800-PetMeds conference call to review the financial results for the first fiscal quarter ended
                           June 30, 2004. At the request of the company, this conference call is being recorded.

                           Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription medications and health and nutritional supplements for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online and direct mail advertising campaigns which directs the consumer to order by phone or on the Internet and aims to increase their recognition of the "1-800-PetMeds" brand name. The 1-800-PetMeds brand meets the higher consumer need to manage the cost of their pet's care. It provides an attractive alternative for obtaining pet medication in terms of convenience, price, ease of order and rapid home delivery.

                           At this time I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

     B. Rosenbloom         Thank you. I would like to welcome
                           everyone here today. Before I turn the call over to Mendo, I would like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call.
                           Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private
                           Securities Litigation Reform Act of 1995 or the
                           Securities and Exchange Commission that may involve a number or risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based on information currently available to us.

                           Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to materially differ from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

                           Now let me introduce today's speaker, Mendo Akdag, Chief Executive Officer of 1-800-PetMeds.

     M. Akdag Welcome and thank you for joining us. Today we will review the highlights of our financial results and discuss some of the challenges and opportunities facing us in both the short and long term. We will compare our first fiscal quarter ended June 30, 2004 to last year's quarter ended on June 30, 2003.


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                           For the first fiscal quarter ended on June 30, 2004,
                           sales were $35.3 million compared to sales of $30.4 million for the same period the prior year, an increase of 16%. The increase was primarily due to increased reorders offset by decreased new orders. For the first fiscal quarter net income was $1.8 million, or $0.08 diluted per share compared to $1.4 million, or $0.06 diluted per share for the same quarter last year, an increase of 27%.

                           Reorder sales increased by 60% to $19.9 million for the quarter compared to reorder sales of $12.5 million for the same quarter the prior year. New order sales decreased by 16% to $14.9 million compared to $17.8 million for the same period the prior year. We attribute the decline in new orders to the associated advertising costs, which we will discuss further in a few moments.

                           We acquired 191,000 new customers in our first fiscal quarter compared to 234,000 for the same period the prior year. We have approximately 1.3 million customers who purchased from us in the last 24 months.

                           The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-season.

                           For the first fiscal quarter our gross profit as a percent of sales was 39.3% compared to 38.9% for the same period a year ago. The increase was due to increased product pricing offset by increased product cost. Our general and administrative expenses, as a percent of sales, decreased to 9.1% for the quarter compared to 9.9% for the same quarter the prior year, which shows a continued leverage of the G&A.

                           Also a positive trend is the increase to 52% of our customers placing their orders on our website compared to 49% for the prior year. We've spent $7.8 million in advertising compared to $6.5 million for the same quarter the prior year, an increase of 19%. TV accounted for 46%, with print at 42% this fiscal quarter, in contrast to 74% and 17% respectively in the quarter ended June 30, 2003.

                           Advertising cost of acquiring a customer for the quarter was $41 compared to $28 for the same quarter the prior year. We attribute this to the shortage of television inventory due to the strengthening economy and the upcoming elections. However, we were successful in reducing that acquisition cost from a high of $45 in the prior quarter ended on March 31, 2004.

                           Our working capital increased by $2.2 million to $13.5 million since March 31, 2004. Our net worth increased by $2.1 million to $16.1 million at the same time period. Both increases were due to mainly an increase in net income and the exercise of stock options and warrants.

                           We had $5.2 million in cash and $14.2 million in inventory as of June 30, 2004. Cash from operations for the quarter was $1.7 million compared to cash used in operations of $63,000 for the same period last year. Capital expenditures for the quarter were $67,000.


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

                           This concludes our financial review. We'll now briefly discuss some of the challenges and opportunities facing us.

                           There has been some negative publicity in the press relating to the sale of counterfeit and foreign products by Internet companies. Veterinarians have also communicated this to their customers. We believe this has negatively impacted our business. 1-800-PetMeds only dispenses the same exact U.S. FDA/EPA-approved medications that are dispensed by veterinarians, and we unconditionally guarantee the medications that we dispense. We are communicating this message to both consumers and veterinarians. As such, we see this as a short-term obstacle.

                           In human pharmaceuticals, 18% of the market is serviced by the mail order channel. In pet medications, that number is at about 6%. There is room for growth and we are the leader in the channel. We'll continue leveraging our brand to increase our market share.

                           To continue to grow the business, we are focusing our efforts in three areas: one, optimizing our TV and print media buys as well as developing new creatives; two, improving our management of patient compliance to drive reorders; three, examining the feasibility of leveraging our database by bundling product offerings and adding new products within the companion animal category, such as compounded medications, medications for horses and pet health insurance.

                           One other thing I would like to mention. In about two weeks we will be unveiling our redesigned website. I invite all of you to log on and visit it. Operator, we are ready to take questions.

     Coordinator           Our first question comes from Frank Gristina of
                           Avondale.

     F. Gristina           Thanks, guys. I have a couple of questions
                           for you. With your new customer adds in the quarter, while very high, were pretty different from a year ago. Was there something going on a year ago that may have driven the new orders to 234,000 versus what you did this past June quarter?

     M. Akdag That's a good question. Last year, in March, as everybody knows, I'm sure, the Iraq war started and we advertised heavily on news stations such as Fox News and CNN nationally, and we did not pay any extra while their viewership was up fivefold.

     F. Gristina           So, if you guys advertised, you got a lot of
                           bang for your buck, depending on how much you're advertising. Did you hold off on advertising this June quarter because of the price?

     M. Akdag We did not really hold off. If you noticed, we spent 20%, almost 20% more this year than last year but the media mix was different. We spent, as I mentioned, only 46% of our advertising dollars on television. Historically, the majority of our money has been spent on television. That's what got us here. This year, due to inventory shortages, we shifted the dollars from television to print.

     F. Gristina           Your average ticket price during the quarter or your
                           number of orders during the quarter?

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

     M. Akdag The average ticket price was about $79 for the quarter compared to $74 the same period last quarter.

     F. Gristina           Thanks a lot, guys.

     M. Akdag              You're welcome.

     Coordinator           Our next question comes from Walter Ramsley of Walrus
                           Partners.

     W. Ramsley            Good morning. Congratulations on a good
                           quarter.

     M. Akdag              Thank you.

     W.Ramsley             I have a couple of questions. You mentioned
                           that you're considering getting into the pet health insurance area. Is this going to be some other company that you're going to work with or are you developing your own operation?

     M. Akdag We don't know yet. I'm not prepared to answer that at this time. We are evaluating all of our options.

     W. Ramsley            How long do you think that'll be before you get that
                           one off the ground?

     M. Akdag We are in a research stage right now. I would say we will make a decision within the next 30 days.

     W. Ramsley            I think you mentioned, earlier in your presentation,
                           that the product prices and the cost both went up during the period. Is that correct?

     M. Akdag Product prices went up since last year's June 30, 2003 quarter. In July 2003 we increased our product prices and the product cost increased in January 2004.

     W. Ramsley            Can you give us an idea of what the inflationary
                           factors are? Is it a big number or is it just a couple of percentage points? How significant is that?

     M. Akdag On average, the manufacturers increased their prices, about, on average I would say, 5%. It probably ranges from 3% to 7%.

     W. Ramsley            Just one last thing: You indicated that the
                           veterinarians are spreading the word that there are counterfeit drugs on the Internet. Could you go into that a little further and explain what the real story is?

     M. Akdag There has been some press and there has been, actually, a warning by the EPA that there are some counterfeit foreign products in the market. We noticed that veterinarians have systematically communicated that to their customer base and we believe that negatively impacted our business.

                           We only dispense the same U.S. FDA/EPA-approved medications that are dispensed by veterinarians and we unconditionally guarantee the medications that we dispense.


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


     W. Ramsley            I understand that. I'm just wondering how
                           widespread the problem is.

     M. Akdag Our recent surveys, the last 30 days, showed that about 10% of the surveyees were concerned with that. I don't know what percent acted upon it, but that's what we found out from our surveys.

     W. Ramsley            Is there any way that the government can crack down
                           and get rid of the problem?

     M. Akdag They've been working on it. Actually, we've been feeding them information. I believe, in the long term, it will be resolved.

     W. Ramsley            How long do you think that might take?  Is there any
                           way to figure that out or do you just have to wait and see?

     M. Akdag It's difficult to tell. Some of the manufacturers are acting upon it too, and going after some of these sites, so it should be resolved shortly.

     W. Ramsley            Just in general, the next quarter, is that another
                           seasonally strong quarter? How does that compare in the overall scheme of things?

     M. Akdag Spring is the strongest; summer is considered the second strongest. Winter and fall are considered off-season.

     W. Ramsley            As far as the advertising goes are you going
                           to continue to maintain the same amount of time on TV or are you going to scale it back a little because of the prices? What's the plan there?

     M. Akdag We'll probably spend slightly less dollar-wise than in the spring quarter. There are also the Olympics coming up that will impact the viewership of other stations. Presidential elections are getting closer so TV inventory will get tighter as we go along.

     W. Ramsley            Thanks a lot. I appreciate it.

     M. Akdag              You're welcome.

     Coordinator           Our next question comes from Ted Jackson of Noble
                           Financial.

     T. Jackson            Good morning, gentlemen.

     M. Akdag              Good morning.

     T. Jackson            Can you tell us, in terms of the average ticket size,
                           what the difference is in new orders and reorders?

     M. Akdag There is no material difference. I would say it's probably within a dollar.


     T. Jackson            So it's materially insignificant?


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


     M. Akdag              That is correct.

     T. Jackson            Can you tell us which marketing channel,
                           television or print, is more efficient in terms of acquisition costs, and give us a breakdown of what each one costs?

     M. Akdag              Historically we mainly used television
                           advertising to acquire customers. That has been successful for us for the last three years. Due to inventory shortages, or I should say inventory availability at the right price, we shifted the media from television to print this quarter ending June 30th. It's all relative, so if we're paying higher on TV, then you're comparing to a higher dollar with print. I can't really break it down because we're using 1-800-PetMeds. It's very difficult to track exactly.

     T. Jackson            So you don't have those figures available?

     M. Akdag              Between the medias?

     T. Jackson            Yes.

     M. Akdag We do some tests within the print media. I would say about half of it is working as well as television and the other half is not.

     T. Jackson            Could you define that in a number for us,
                           like in terms of what the average cost would be from a print campaign in terms of ticket size and what the average ticket size would be from a TV ad?

     M. Akdag I'm not going to get into that kind of detail. It's really proprietary. I would be giving information to the competition.

     T. Jackson            Very well, sir. Thank you very much.

     M. Akdag              You're welcome.

     Coordinator           Our next question comes from Zach McAdoo of MCM.

     Z. McAdoo             Hi.  I was just wondering what changes in the
                           competitive environment you're seeing in terms of direct mail or retailers?

     M. Akdag There is certainly increased competition by both traditional and online retailers. That's really expected.

     Z. McAdoo             Do you think that that impact - that was another
                           impact on the quarter?

     M. Akdag What we hear is we are being compared to veterinarians, so veterinarians are still the primary competition. They've been more price-competitive too, recently.

     Z. McAdoo             Thank you.


     M. Akdag               You're welcome.

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

     Coordinator           We have another question from Frank Gristina from
                           Avondale.

     F. Gristina           A follow-up question, Mendo or Bruce. I had
                           a question regarding internal hopes for new customer adds in this fiscal year. There's a broad range on the consensus numbers and I was hoping maybe you could tighten it up by giving us an idea of what you guys hope to add in terms of new customers.

     M. Akdag              Frank, we really don't give any guidance.

     F. Gristina           Alright. We'll wait and see, but just
                           looking at the difference between the June 2003 and June 2004, it's kind of chunky, but I guess that's more a result of the available ad inventory that you had in 2003.

     M. Akdag              That is correct.

     F. Gristina           Thanks.

     M. Akdag              You're welcome.

     Coordinator           I'm showing no further questions at this time.

     M. Akdag We are a leader in a new distribution channel in an estimated $3 billion industry offering the consumers savings and convenience. We have a powerful brand name, 1-800-PetMeds. Our key opportunity is to leverage the brand name and continue to increase our market share.

                           As I mentioned earlier, we will do this by focusing our efforts in three areas: one, optimizing our TV and print media buys, as well as developing new creatives; two, improving our management of patient compliance to drive reorders; and three, examining the feasibility of leveraging our database by adding new products within the companion animal category, such as compounded medications, medications for horses and pet heath insurance.

                           This wraps up today's conference call. Thank you for joining us.

       Coordinator         Thank you for participating in today's
                           teleconference. You may disconnect and have a great day.

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